Horizon Minerals Corp. Acquires Lithium Assets and Appoints David Bending to Company’s Board of Directors

LAS VEGAS, NEVADA--(Marketwired - October 6, 2016) - Horizon Minerals Corp. ("Horizon" or the "Company") (OTC PINK:HZNM) is pleased to announce the appointment of Mr. David A. Bending, B.Sc., M.Sc., P.Geo. to its Board of Directors and the acquisition of several lithium concessions in the southwestern United States.

As previously announced on August 10, 2016, Horizon engaged Gold Exploration Management Inc. ("GEM"), a private corporation controlled by Mr. Bending, to identify and assist with the acquisition of concessions in the lithium rich areas of Nevada and California. The Company is pleased to announce that it has acquired 1,003 claims covering 20,600 acres of land in the Great Basin from GEM.  Under the terms of the acquisition agreement, Horizon will issue GEM 30   million restricted shares of the Company’s common stock, a 2% carried gross production royalty on any mineral production, and appoint Mr. Bending to Horizon’s Board of Directors.

Mr. Bending has over 35 years of experience in the mining exploration and development industry, including 14 years with Homestake Mining Company where he served as Exploration Manager in Latin America, three years with Texasgulf Exploration, and two years with Rio Tinto Exploration. Mr. Bending has held numerous senior executive and senior consulting positions with large exploration and mining companies. His work has directly resulted in the identification of several mineral discoveries and transactions in the United States, Canada and Mexico. He is experienced with all aspects of mining law, mining development trends, and business practices. He is fully conversant in Portuguese, Spanish, French and English. Mr. Bending obtained his B.Sc. in Geology with honors from the University of Oregon, and he completed his M.Sc. at the University of Toronto in Mineral Deposits Geology, Geochemistry, and Geophysics.

As announced on September 30, 2016, Horizon is focusing its corporate efforts on the lithium mining sector. Over the past two years, Mr. Bending has been actively analyzing potential lithium projects throughout Nevada, California, Utah, Idaho, Oregon and Mexico. The Company welcomes Mr. Bending's lithium industry expertise, and his appointment is designed to position the Company for long-term growth.

FORWARD-LOOKING STATEMENTS

Information set forth in this news release contains forward-looking statements that are based on assumptions as of the date of this news release. These statements reflect management's current estimates, beliefs, intentions and expectations. They are not guarantees of future performance. The Company cautions that all forward looking statements are inherently uncertain and that actual performance may be affected by a number of material factors, many of which are beyond the Company's control. Such factors include, among other things: risks and uncertainties relating to the Company's business plan, the Company's ability to raise sufficient financing and the Company's limited operating history. There is no assurance that anticipated events will transpire as planned. Accordingly, actual and future events, conditions and results may differ materially from the estimates, beliefs, intentions and expectations expressed or implied in the forward looking information. Except as required under applicable securities legislation, the Company undertakes no obligation to publicly update or revise forward-looking information. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that the Company files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

CONTACT INFORMATION

Robert Fedun

President and CEO

1.587.984.2321